Exhibit 12


                                            UNITED STATES CELLULAR CORPORATION

                                            RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                 Six Months
                                                                                                    Ended
                                                                                               June 30, 2000
                                                                                               -------------
                                                                                           (Dollars in thousands)

EARNINGS
   Income from Continuing Operations before
     income taxes                                                                           $           180,383
      Add (Deduct):
        Minority Share of Cellular Losses                                                                  (127)
        Earnings on Equity Method                                                                       (19,557)
        Distributions from Minority Subsidiaries                                                          9,698
                                                                                            -------------------
                                                                                            $           170,397

      Add fixed charges:
        Consolidated interest expense                                                                    18,347
        Deferred debt expense                                                                               391
        Interest Portion (1/3) of Consolidated
          Rent Expense                                                                                    4,638
                                                                                            -------------------
                                                                                            $           193,773
                                                                                            ===================

FIXED CHARGES
   Consolidated interest expense                                                                         18,347
   Deferred debt expense                                                                                    391
   Interest Portion (1/3) of Consolidated
      Rent Expense                                                                                        4,638
                                                                                            -------------------
                                                                                            $            23,376
                                                                                            ===================

RATIO OF EARNINGS TO FIXED CHARGES                                                                         8.29
                                                                                            ===================


   Tax-Effected Preferred Dividends                                                         $               121
   Fixed Charges                                                                                         23,376
                                                                                            -------------------
      Fixed Charges and Preferred Dividends                                                 $            23,497
                                                                                            ===================

RATIO OF EARNINGS TO FIXED CHARGES
   AND PREFERRED DIVIDENDS
                                                                                                           8.25
                                                                                            ===================
